VERA BRADLEY ANNOUNCES FOURTH QUARTER AND FISCAL YEAR 2023 RESULTS

Net revenues totaled $500.0 million for the fiscal year

Net loss totaled ($59.7) million, or ($1.90) per diluted share, for fiscal year;
excluding certain items, non-GAAP net income totaled $7.6 million, or $0.24 per diluted share

Balance sheet remains strong, with cash and cash equivalents of $46.6 million and no debt

Management provides guidance for fiscal year ending February 3, 2024

FORT WAYNE, Ind., March 8, 2023 – Vera Bradley, Inc. (Nasdaq: VRA) (or the “Company”) today announced its financial results for the fourth quarter and fiscal year ended January 28, 2023 (“Fiscal 2023”).

In this release, Vera Bradley, Inc. or “the Company” refers to the entire enterprise and includes both the Vera Bradley and Pura Vida brands. “Vera Bradley” on a stand-alone basis refers only to the Vera Bradley brand.

Fourth Quarter and Fiscal Year Comments

Jackie Ardrey, Chief Executive Officer of the Company, noted, “We focused on driving revenues in the fourth quarter through targeted, strategic promotions on seasonal, giftable, and key items. As a result, total Company fourth quarter revenues outperformed our guidance, although gross margins remained under pressure. Diligent expense control enabled us to deliver fourth quarter non-GAAP diluted EPS of $0.16, which was nearly flat with last year.

“In the fourth quarter, sales trends at both Vera Bradley and Pura Vida improved over prior quarters, with Vera Bradley total sales down just 1% and Pura Vida sales down less than 5% on a year-over-year basis. For the fourth consecutive quarter, the Vera Bradley Indirect Channel experienced year-over-year revenue growth. Targeted customer retention efforts led to increased Vera Bradley e-commerce revenues, while Full-Line and Factory store revenues continued to be negatively affected by traffic levels, although trends improved throughout the quarter.”

Ardrey continued, “At Pura Vida, e-commerce trends improved over previous quarters due to strategic promotions; however, overall challenges continued to persist in our social and digital media effectiveness coupled with rising digital media costs. And, we experienced a year-over-year sales decline in our wholesale channel. On the plus side, Pura Vida Full-Line retail stores continued to perform ahead of our expectations, and they drove improved e-commerce traffic and revenues in their markets.

“We also took the opportunity in the fourth quarter to reset and appropriately position the Pura Vida business for the future, by recording goodwill and tradename impairments and necessary inventory write-offs.

“We ended the fiscal year with consolidated revenues of $500 million. During the year, we began to see stabilization in our supply chain, diligently controlled our expenses, and carefully managed our cash. During the fourth quarter, we meaningfully reduced our year-end inventory levels from the third quarter.”

Ardrey added, “Although Fiscal 2023 had its challenges, we took actions and laid the groundwork to position the Company for the future.

“On a corporate basis:
•In mid-2022, we collaboratively identified $25 million in annualized cost-reduction initiatives and efficiency processes. The expense savings were derived across various areas of the Company, including payroll reductions, retail store efficiencies, marketing expenses, information technology contracts and projects, professional services, and logistics and operational costs. Many of the savings were realized in Fiscal 2023.
•In January 2023, we further streamlined our corporate structure by eliminating the positions of Vera Bradley Brand President, Chief Creative Officer, and Chief Revenue Officer, and by adding the position of Chief Marketing Officer, designed to drive additional annual cost savings of approximately $2 million, add more focus on marketing and merchandising, and position the Company to deliver steady top- and bottom-line growth. These decisions were made in order to right-size our leadership team and cost structure for the size of our business, to address the continuing challenging macro environment, and to best position us to achieve our long-term strategic plans.
•Subsequent to the end of Fiscal 2023, in January 2023, we acquired the remaining 25% interest in Pura Vida from founders Griffin Thall and Paul Goodman for $10 million.
•We continued to make investments in customer data science, business analytics, and pricing optimization, allowing us to collect and analyze data and make fact-based decisions to more efficiently run our business.

“At the Vera Bradley brand:
•We expanded our robust product innovation pipeline, including launching our Featherweight Collection; continued another year of iconic product collaborations, including with Disney, Harry Potter, and Crocs; and expanded our cozy, sleep, and outerwear collections.
•We continued to strengthen and rationalize our store base. We opened five new Factory stores and closed 19 underperforming Full-Line stores and one Factory store, ending the fiscal year with 51 Full-Line and 79 Factory locations. We also continued to expand options for customers to shop, like enhancing our presence in third-party marketplaces and adding boutiques in select high-traffic airports.

“At the Pura Vida brand:
•We entered into several high-profile product collaborations, with brands such as Hello Kitty, Disney, and Harry Potter, and expanded our product offerings by launching our demi-fine collection and expanding our assortment of engravable jewelry, all designed to bring new customers to our brand.
•We focused on building a more diverse, innovative, effective, and performance-based marketing program to drive Pura Vida e-commerce sales. We began the process of implementing a comprehensive customer data platform to build a single, coherent, complete view of each Pura Vida customer so that we can better target and personalize marketing and become less reliant on third-party marketing. This project is scheduled for completion this spring. We continued to engage our micro influencers, significantly expanded our TikTok presence, launched impactful ads on connected TV, optimized SMS, and aggressively explored other methods to effectively reach our customers.
•We opened three new Pura Vida Full-Line stores during the year, bringing our Full-Line store count to four, which collectively are exceeding our expectations. These four stores are playing a role in driving new customer acquisition as we continue to diversify our marketing platforms, and they demonstrate the power a retail presence can have in driving digital sales, omni-channel loyalty, and spending.”

Summary of Financial Performance for the Fourth Quarter

Consolidated net revenues totaled $147.1 million for the current year fourth quarter compared to $149.6 million in the prior year fourth quarter.

For the current year fourth quarter, Vera Bradley, Inc.’s consolidated net loss totaled ($28.2) million, or ($0.91) per diluted share. These results included $33.1 million of net after tax charges, comprised of $22.4 million of goodwill and intangible asset impairment charges; $6.7 million of net inventory and purchase order-related adjustments; $2.4 million of severance, retention, and stock-based retirement compensation charges; $0.8 million related to new CEO sign-on bonus and relocation expenses; $0.5 million for the amortization of definite-lived intangible assets; and $0.3 million of consulting and professional fees primarily associated with strategic initiatives. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated fourth quarter net income totaled $5.0 million, or $0.16 per diluted share.

For the prior year fourth quarter, Vera Bradley, Inc. consolidated net income totaled $5.2 million, or $0.15 per diluted share. These results included $0.5 million of net after tax charges primarily related to intangible asset amortization. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s prior year consolidated fourth quarter net income totaled $5.7 million, or $0.17 per diluted share.

Summary of Financial Performance for the Fiscal Year

Consolidated net revenues totaled $500.0 million for Fiscal 2023 compared to $540.5 million for Fiscal 2022.

For the current fiscal year, Vera Bradley, Inc.’s consolidated net loss totaled ($59.7) million, or ($1.90) per diluted share. These results included $67.4 million of net after tax charges, comprised of $40.6 million of goodwill and intangible asset impairment charges; $12.2 million of net inventory and purchase order-related adjustments; $7.4 million of severance, retention, and stock-based retirement compensation charges; $3.3 million of consulting and professional fees primarily associated with cost savings initiatives, the CEO search, and strategic initiatives; $1.8 million for the amortization of definite-lived intangible assets; $1.0 million of store and right-of-use asset impairment charges; $0.8 million related to the new CEO sign-on bonus and relocation expenses; and $0.3 million of goodMRKT exit costs. On a non-GAAP basis, Vera Bradley, Inc.’s consolidated net income totaled $7.6 million, or $0.24 per diluted share.

For the prior fiscal year, Vera Bradley, Inc.’s consolidated net income totaled $17.8 million, or $0.52 per diluted share. These results included $1.8 million of net after tax charges primarily related to intangible asset amortization. On a non-GAAP basis, excluding these charges, Vera Bradley, Inc.’s prior year consolidated net income totaled $19.7 million, or $0.57 per diluted share.

Looking Ahead

Ardrey noted, “We are committed to returning Vera Bradley and Pura Vida to profitable growth and generating strong cash flow as a Company, which I believe will deliver value to our shareholders over the long term. Since joining the Company in November, I am more convinced than ever that both brands have enormous potential, and I am very excited about the future of Vera Bradley, Inc. We have a portfolio of two iconic, lifestyle brands; multi-generational customers with remarkable loyalty and devotion; impressive brand recognition; a solid balance sheet; and an extraordinary culture. We have some heavy lifting to do in fiscal 2024, but I am confident that we will emerge a stronger Company.”

Ardrey continued, “At both brands, we are embarking on Project Restoration and will focus on four key pillars – Consumer, Brand, Product, and Channel – to drive this long-term profitable growth.

“At Vera Bradley:
•Consumer: We will focus on restoring brand relevancy, targeting casual and feminine 35 to 54 year old women who value both fashion and function.
•Brand: We will strategically market our distinctive and unique position as a feminine, fashionable brand that connects with consumers on a deep, emotional level.
•Product: We will refocus on core categories and items we are “best at,” by innovating and expanding within our core products. We will elevate our colorful feminine heritage, keeping it distinctive but more trend relevant through updated print and design. We also will innovate into strategic adjacent lifestyle item introductions that make sense for our customers.
•Channel: We will accelerate our digital-first focus and online presence, build a balanced footprint that more clearly differentiates Full-Line from Factory stores, and target and/or strengthen relationships with strategically-aligned wholesale partners.

“At Pura Vida:
•Consumer: We will sharpen our focus on the care-free 18 to 24 collegiate girl, who both those younger and older aspire to be.
•Brand: We will recenter our brand ethos on “living life to the fullest,” with marketing authentically sharing real moments, places, and faces.
•Product: We will focus on delivering unique, fun, playful designs that are affordable and accessible with a dominant emphasis on bracelets and jewelry, as well as other strategic, adjacent categories.
•Channel: We will have a strong focus on restoring e-commerce growth; strategic growth of wholesale by pursuing larger, more strategic partnerships and expanding larger existing accounts; and refining our existing store model.”

“To support growth and development of our two brands, on a corporate basis, we will continue to make strategic investments in the right talent to help drive the transformation and diligently manage our supply chain, gross margin, SG&A expenses, and cash flow,” Ardrey concluded.

Non-GAAP Numbers

The current year non-GAAP fourth quarter income statement numbers referenced below exclude the previously outlined charges for goodwill and intangible asset impairment; net inventory and purchase order-related adjustments; severance, retention, and stock-based retirement compensation; new CEO sign-on bonus and relocation; amortization of definite-lived intangible assets; and consulting and professional fees primarily associated with strategic initiatives. The current year non-GAAP fiscal year income statement numbers also exclude the previously outlined charges for cost savings initiatives and the CEO search, store and right-of-use asset impairment charges, and goodMRKT exit costs. The prior year non-GAAP fourth quarter and fiscal year income statement numbers referenced below exclude the previously outlined intangible asset amortization and store impairment charges.

Fourth Quarter Details

Current year fourth quarter Vera Bradley Direct segment revenues totaled $99.5 million, a 4.6% decrease from $104.4 million in the prior year fourth quarter. Comparable sales decreased 4.5% from the prior year. The Company permanently closed 19 Full-Line stores and one Factory store and opened five Factory stores in the last twelve months.

Vera Bradley Indirect segment revenues totaled $16.7 million, a 28.5% increase over $13.0 million in the prior year fourth quarter. The increase was broad-based with both specialty and key accounts posting year-over-year sales gains.

Pura Vida segment revenues totaled $30.9 million, a 4.2% decrease from $32.2 million in the prior year fourth quarter. The decline was primarily related to lower wholesale sales, partially offset by new store openings.

Fourth quarter consolidated gross profit totaled $60.0 million, or 40.8% of net revenues, compared to $76.1 million, or 50.9% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, current year consolidated gross profit totaled $71.3 million, or 48.5% of net revenues. The current year gross profit rate primarily was negatively affected by higher inbound and outbound freight expense and increased promotional activity, partially offset by price increases.

Consolidated SG&A expense totaled $70.0 million, or 47.6% of net revenues, compared to $67.9 million, or 45.4% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, consolidated SG&A expense totaled $64.4 million, or 43.8% of net revenues, compared to $67.1 million, or 44.8% of net revenues, in the prior year fourth quarter. Vera Bradley’s SG&A current year expenses were lower than the prior year primarily due to cost reduction initiatives and a reduction in variable-related expenses due to the lower sales volume.

The Company’s fourth quarter consolidated operating loss totaled ($49.8) million, or (33.8%) of net revenues, compared to operating income of $8.3 million, or 5.5% of net revenues, in the prior year fourth quarter. On a non-GAAP basis, fourth quarter consolidated operating income totaled $7.0 million, or 4.8% of net revenues, compared to $9.1 million, or 6.1% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct fourth quarter operating income was $18.5 million, or 18.6% of Direct net revenues, compared to $21.7 million, or 20.7% of Direct net revenues, in the prior year. On a non-GAAP basis, current year Direct fourth quarter operating income was $19.8 million, or 19.9% of Direct net revenues, compared to $21.7 million, or 20.8% of Direct net revenues, in the prior year.
•Vera Bradley Indirect fourth quarter operating income was $4.6 million, or 27.3% of Indirect net revenues, compared to $2.9 million, or 22.5% of Indirect net revenues, in the prior year. On a non-GAAP basis, current year Indirect fourth quarter operating income was $5.3 million, or 32.0% of Indirect net revenues.
•Pura Vida’s current year fourth quarter operating loss was ($49.8) million, or (161.2%) of Pura Vida net revenues, compared to operating income of $2.0 million, or 6.2% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s current year fourth quarter operating income was $0.4 million, or 1.3% of Pura Vida net revenues, compared to $2.8 million, or 8.6% of Pura Vida net revenues, in the prior year.

Details for the Fiscal Year

Vera Bradley Direct segment revenues for the current fiscal year totaled $328.2 million, 7.5% decrease from $354.9 million in the prior year. Comparable sales declined 9.5% for the fiscal year.

Vera Bradley Indirect segment revenues for the fiscal year totaled $73.3 million, an 11.1% increase over $66.0 million in the prior year, primarily reflecting an increase in certain key account orders.

Current year Pura Vida segment revenues totaled $98.4 million, a 17.7% decrease from $119.6 million in the prior year. Pura Vida’s e-commerce revenues continue to be negatively impacted by the shift in social and digital media effectiveness and rising digital media costs, and a decline in sales to wholesale accounts.

Consolidated gross profit for the current fiscal year totaled $238.9 million, or 47.8% of net revenues, compared to $287.9 million, or 53.3% of net revenues, last year. On a non-GAAP basis, gross profit for the current fiscal year totaled $257.2 million, or 51.4% of net revenues. The current year gross profit rate primarily was negatively affected by higher inbound and outbound freight expense and increased promotional activity, partially offset by price increases.

For the fiscal year, consolidated SG&A expense totaled $265.0 million, or 53.0% of net revenues, compared to $262.0 million, or 48.5% of net revenues, in the prior year. On a non-GAAP basis, SG&A expense totaled $245.3 million, or 49.1% of net revenues, in the current year, compared to $258.8 million, or 47.9% of net revenues, in the prior year. Vera Bradley’s SG&A current year expenses were lower than the prior year primarily due to cost reduction initiatives and a reduction in variable-related expenses due to the lower sales volume.

For the fiscal year, the Company’s consolidated operating loss totaled ($94.9) million, or (19.0%) of net revenues, compared to operating income of $26.9 million, or 5.0% of net revenues, in the prior year. On a non-GAAP basis, the Company’s consolidated operating income was $12.3 million, or 2.5% of net revenues, compared to $30.1 million, or 5.6% of net revenues, in the prior year.

By segment:
•Vera Bradley Direct operating income was $51.1 million, or 15.6% of Direct net revenues, compared to $73.5 million, or 20.7% of Direct net revenues, in the prior year. On a non-GAAP basis, Direct operating income was $58.3 million, or 17.8% of Direct net revenues, for the current year, compared to $73.6 million, or 20.7% of Direct net revenues, in the prior year.
•Vera Bradley Indirect operating income was $23.0 million, or 31.3% of Indirect net revenues, compared to $20.3 million, or 30.8% of Indirect net revenues, in the prior year. On a non-GAAP basis, current year Indirect operating income totaled $24.7 million, or 33.7% of Indirect net revenues.
•Pura Vida’s operating loss was ($78.6) million, or (79.9%) of Pura Vida net revenues, compared to operating income of $9.5 million, or 8.0% of Pura Vida net revenues, in the prior year. On a non-GAAP basis, Pura Vida’s operating income was $4.7 million, or 4.8% of Pura Vida net revenues, compared to $12.6 million, or 10.5% of Pura Vida net revenues, in the prior year.

Balance Sheet

Net capital spending for the fiscal year totaled $8.2 million compared to $5.5 million in the prior year.

Cash and cash equivalents as of January 28, 2023 totaled $46.6 million compared to $88.4 million at the prior fiscal year end. The Company had no borrowings on its $75 million ABL credit facility at fiscal year end.

Total fiscal year-end inventory was $142.3 million, compared to $144.9 million at last fiscal year end. Total current year inventory was lower than the prior year primarily due to inventory adjustments associated with excess and discounted inventory, partially offset by incremental logistics costs burdening overall inventory.

During the fourth quarter, the Company repurchased approximately $0.8 million of its common stock (approximately 187,000 shares at an average price of $4.20), bringing the Company’s Fiscal 2023 purchases to $18.1 million (approximately 2.8 million shares at an average price of $6.40). The Company’s $50.0 million share repurchase authorization expires in December 2024. Since Fiscal 2015, the Company has repurchased $132.9 million, or approximately 12.1 million shares, of its common stock.

Forward Outlook

Management is providing estimates for the fiscal year ending February 3, 2024 (“Fiscal 2024”) based on current macroeconomic trends and expectations. Ardrey noted, "We anticipate the Fiscal 2024 macroeconomic environment to continue to be unpredictable and that this year will be a rebuilding year for both of our brands. We expect to take advantage of gross margin improvement opportunities and manage our expense structure diligently.”

The Company is not providing detailed guidance for the first fiscal quarter of 2024 but expects revenues and diluted loss per share to be approximately in line with the prior year. Ardrey stated, “In the first quarter, we will work to stabilize the business. We hope to see momentum build as the year progresses.”

Excluding net revenues, all forward-looking guidance numbers referenced below are non-GAAP. The prior year income statement numbers exclude the previously disclosed charges for goodwill and intangible asset impairment; net inventory and purchase order-related adjustments; severance, retention, and stock-based retirement compensation; consulting and professional fees primarily associated with cost savings initiatives, the CEO search, and strategic initiatives; amortization of definite-lived intangible assets; store and right-of-use asset impairment charges; new CEO sign-on bonus and relocation; and goodMRKT exit costs. Current year guidance excludes any similar charges.

For Fiscal 2024, the Company’s expectations are as follows:
•Consolidated net revenues of $490 to $510 million. Net revenues totaled $500.0 million in Fiscal 2023. Both Vera Bradley and Pura Vida revenues are expected to be approximately flat on a year-over-year basis.

•A consolidated gross profit percentage of 52.6% to 53.6% compared to 51.4% in Fiscal 2023. The expected year-over-year increase is primarily related to reduced inbound freight expense, partially offset by deleveraged overhead costs related to reduced inventory purchases.
•Consolidated SG&A expense of $241 to $251 million compared to $245.3 million in Fiscal 2023. Year-over-year changes in SG&A expense primarily are being driven by restoring short-term and long-term incentive compensation to normal levels, offset by Company-wide cost reduction initiatives.
•Consolidated operating income of $17.3 to $21.7 million compared to $12.3 million in Fiscal 2023.
•Free cash flow of between $25 and $30 million compared to a cash usage of $21.7 million in Fiscal 2023.
•Consolidated diluted EPS of $0.40 to $0.50 based on diluted weighted-average shares outstanding of 31.0 million and an effective tax rate of approximately 28%. Diluted EPS totaled $0.24 last year.
•Net capital spending of approximately $5 million compared to $8.2 million in the prior year, reflecting investments associated with new Vera Bradley Factory stores and technology and logistics enhancements.

Disclosure Regarding Non-GAAP Measures

The Company's management does not, nor does it suggest that investors should, consider the supplemental non-GAAP financial measures in isolation from, or as a substitute for, financial information prepared in accordance with accounting principles generally accepted in the United States (“GAAP”). Further, the non-GAAP measures utilized by the Company may be unique to the Company, as they may be different from non-GAAP measures used by other companies.

The Company believes that the non-GAAP measures presented in this earnings release, including (cash usage) free cash flow; cost of sales; gross profit; selling, general, and administrative expenses; impairment of goodwill and intangible assets; operating (loss) income; net (loss) income; net (loss) income attributable and available to Vera Bradley, Inc.; and diluted net (loss) income per share available to Vera Bradley, Inc. common shareholders, along with the associated percentages of net revenues, are helpful to investors because they allow for a more direct comparison of the Company’s year-over-year performance and are consistent with management’s evaluation of business performance. A reconciliation of the non-GAAP measures to the most directly comparable GAAP measures can be found in the Company’s supplemental schedules included in this earnings release.

Call Information

A conference call to discuss results for the fourth quarter and fiscal year is scheduled for today, Wednesday, March 8, 2023, at 9:30 a.m. Eastern Time. A broadcast of the call will be available via Vera Bradley’s Investor Relations section of its website, www.verabradley.com. Alternatively, interested parties may dial into the call at (888) 204-4368, and enter the access code 3761893. A replay will be available shortly after the conclusion of the call and remain available through March 22, 2023. To access the recording, listeners should dial (844) 512-2921, and enter the access code 3761893.

About Vera Bradley, Inc.

Vera Bradley, Inc. operates two unique lifestyle brands – Vera Bradley and Pura Vida. Vera Bradley and Pura Vida are complementary businesses, both with devoted, emotionally-connected, and multi-generational female customer bases; alignment as casual, comfortable, affordable, and fun brands; positioning as “gifting” and socially-connected brands; strong, entrepreneurial cultures; a keen focus on community, charity, and social consciousness; multi-channel distribution strategies; and talented leadership teams aligned and committed to the long-term success of their brands.

Vera Bradley, based in Fort Wayne, Indiana, is a leading designer of women’s handbags, luggage and other travel items, fashion and home accessories, and unique gifts. Founded in 1982 by friends Barbara Bradley Baekgaard and Patricia R. Miller, the brand is known for its innovative designs, iconic patterns, and brilliant colors that inspire and connect women unlike any other brand in the global marketplace.

In July 2019, Vera Bradley, Inc. acquired a 75% interest in Creative Genius, Inc., which also operates under the name Pura Vida Bracelets (“Pura Vida”). Pura Vida, based in La Jolla, California, is a digitally native, highly-engaging lifestyle brand founded in 2010 by friends Paul Goodman and Griffin Thall. Pura Vida has a differentiated and expanding offering of bracelets, jewelry, and other lifestyle accessories. The Company acquired the remaining 25% of Pura Vida in January 2023, subsequent to the end of Fiscal 2023.

The Company has three reportable segments: Vera Bradley Direct (“VB Direct”), Vera Bradley Indirect (“VB Indirect”), and Pura Vida. The VB Direct business consists of sales of Vera Bradley products through Vera Bradley Full-Line and Factory stores in the United States, www.verabradley.com, www.verabradley.ca, Vera Bradley’s online outlet site, and the Vera Bradley annual outlet sale in Fort Wayne, Indiana. The VB Indirect business consists of sales of Vera Bradley products to approximately 1,700 specialty retail locations throughout the United States, as well as select department stores, national accounts, third party e-commerce sites, and third-party inventory liquidators, and royalties recognized through licensing agreements related to the Vera Bradley brand. The Pura Vida segment consists of sales of Pura Vida products through the Pura

Vida websites, www.puravidabracelets.com, www.puravidabracelets.eu, and www.puravidabracelets.ca; through the distribution of its products to wholesale retailers and department stores; and through its Pura Vida retail stores.

Website Information

We routinely post important information for investors on our website www.verabradley.com in the "Investor Relations" section. We intend to use this webpage as a means of disclosing material, non-public information and for complying with our disclosure obligations under Regulation FD. Accordingly, investors should monitor the Investor Relations section of our website, in addition to following our press releases, SEC filings, public conference calls, presentations and webcasts. The information contained on, or that may be accessed through, our webpage is not incorporated by reference into, and is not a part of, this document.

Investors and other interested parties may also access the Company’s most recent Corporate Responsibility and Sustainability Report outlining its ESG (Environmental, Social, and Governance) initiatives at https://verabradley.com/pages/corporate-responsibility.

Vera Bradley Safe Harbor Statement
Certain statements in this release are "forward-looking statements" made pursuant to the safe-harbor provisions of the Private Securities Litigation Reform Act of 1995. Such forward-looking statements reflect the Company's current expectations or beliefs concerning future events and are subject to various risks and uncertainties that may cause actual results to differ materially from those that we expected, including: possible adverse changes in general economic conditions and their impact on consumer confidence and spending; possible inability to predict and respond in a timely manner to changes in consumer demand; possible loss of key management or design associates or inability to attract and retain the talent required for our business; possible inability to maintain and enhance our brands; possible inability to successfully implement the Company’s long-term strategic plans; possible inability to successfully open new stores, close targeted stores, and/or operate current stores as planned; incremental tariffs or adverse changes in the cost of raw materials and labor used to manufacture our products; possible adverse effects resulting from a significant disruption in our distribution facilities; or business disruption caused by pandemics. Risks, uncertainties, and assumptions also include the possibility that Pura Vida acquisition benefits may not materialize as expected and that Pura Vida’s business may not perform as expected. More information on potential factors that could affect the Company’s financial results is included from time to time in the “Risk Factors” and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” sections of the Company’s public reports filed with the SEC, including the Company’s Form 10-K for the fiscal year ended January 29, 2022. We undertake no obligation to publicly update or revise any forward-looking statement. Financial schedules are attached to this release.

CONTACTS:
Investors:
Julia Bentley, VP of Investor Relations and Communications
jbentley@verabradley.com
(260) 207-5116

Media:
mediacontact@verabradley.com
877-708-VERA (8372)

Vera Bradley, Inc.
Condensed Consolidated Balance Sheets
(in thousands)
(unaudited)

	January 28, 2023	January 29, 2022
Assets
Current assets:
Cash and cash equivalents	$46,595	$88,436
Accounts receivable, net	22,105	20,681
Inventories	142,275	144,881
Income taxes receivable	1,311	9,391
Prepaid expenses and other current assets	14,276	15,928
Total current assets	226,562	279,317
Operating right-of-use assets	77,954	79,873
Property, plant, and equipment, net	58,674	59,941
Intangible assets, net	15,918	44,223
Goodwill	—	44,254
Deferred income taxes	21,542	3,857
Other assets	3,851	6,081
Total assets	$404,501	$517,546
Liabilities, Redeemable Noncontrolling Interest, and Shareholders’ Equity
Current liabilities:
Accounts payable	$20,350	$30,492
Accrued employment costs	14,312	12,463
Short-term operating lease liabilities	19,714	18,699
Other accrued liabilities	12,723	16,422
Income taxes payable	558	—
Total current liabilities	67,657	78,076
Long-term operating lease liabilities	74,664	80,861
Other long-term liabilities	90	195
Total liabilities	142,411	159,132
Redeemable noncontrolling interest	10,712	30,974
Shareholders’ equity:
Additional paid-in capital	109,718	107,907
Retained earnings	274,629	334,364
Accumulated other comprehensive loss	(105)	(29)
Treasury stock	(132,864)	(114,802)
Total shareholders’ equity of Vera Bradley, Inc.	251,378	327,440
Total liabilities, redeemable noncontrolling interest, and shareholders’ equity	$404,501	$517,546

Vera Bradley, Inc.
Condensed Consolidated Statements of Operations
(in thousands, except per share data)
(unaudited)

	Thirteen Weeks Ended		Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022	January 28, 2023	January 29, 2022
Net revenues	$147,091	$149,576	$499,961	$540,453
Cost of sales	87,054	73,436	261,017	252,510
Gross profit	60,037	76,140	238,944	287,943
Selling, general, and administrative expenses	70,001	67,910	265,016	261,993
Impairment of goodwill and intangible assets	39,918	—	69,256	—
Other income, net	107	40	457	961
Operating (loss) income	(49,775)	8,270	(94,871)	26,911
Interest expense, net	38	41	153	263
(Loss) income before income taxes	(49,813)	8,229	(95,024)	26,648
Income tax (benefit) expense	(9,211)	2,576	(15,640)	6,430
Net (loss) income	(40,602)	5,653	(79,384)	20,218
Less: Net (loss) income attributable to redeemable noncontrolling interest	(12,441)	498	(19,649)	2,380
Net (loss) income attributable to Vera Bradley, Inc.	$(28,161)	$5,155	$(59,735)	$17,838

Basic weighted-average shares outstanding	30,850	33,583	31,503	33,785
Diluted weighted-average shares outstanding	30,850	34,272	31,503	34,437

Basic net (loss) income per share attributable to Vera Bradley, Inc. common shareholders	$(0.91)	$0.15	$(1.90)	$0.53
Diluted net (loss) income per share attributable to Vera Bradley, Inc. common shareholders	$(0.91)	$0.15	$(1.90)	$0.52

Vera Bradley, Inc.
Condensed Consolidated Statements of Cash Flows
(in thousands)

(unaudited)

	Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022
Cash flows from operating activities
Net (loss) income	$(79,384)	$20,218
Adjustments to reconcile net (loss) income to net cash (used in) provided by operating activities:
Depreciation of property, plant, and equipment	8,854	9,315
Amortization of operating right-of-use assets	21,543	20,521
Goodwill and intangible asset impairment	69,256	—
Other impairment charges	1,351	85
Amortization of intangible assets	3,303	3,073
Provision for doubtful accounts	(77)	101
Stock-based compensation	3,241	4,930
Deferred income taxes	(17,685)	(327)
Other non-cash charges (gain), net	6	(37)
Changes in assets and liabilities:
Accounts receivable	(1,347)	6,761
Inventories	2,606	(3,465)
Prepaid expenses and other assets	3,882	2,215
Accounts payable	(10,223)	3,210
Income taxes	8,638	(2,340)
Operating lease liabilities, net	(25,398)	(25,961)
Accrued and other liabilities	(1,987)	1,562
Net cash (used in) provided by operating activities	(13,421)	39,861
Cash flows from investing activities
Purchases of property, plant, and equipment	(8,239)	(5,489)
Proceeds from maturities and sales of investments	—	1,290
Proceeds from disposal of property, plant, and equipment	—	45
Net cash used in investing activities	(8,239)	(4,154)
Cash flows from financing activities
Tax withholdings for equity compensation	(1,430)	(2,456)
Repurchase of common stock	(18,062)	(7,742)
Distributions to redeemable noncontrolling interest	(613)	(1,215)
Net cash used in financing activities	(20,105)	(11,413)
Effect of exchange rate changes on cash and cash equivalents	(76)	(33)
Net (decrease) increase in cash and cash equivalents	(41,841)	24,261
Cash and cash equivalents, beginning of period	88,436	64,175
Cash and cash equivalents, end of period	$46,595	$88,436

Vera Bradley, Inc.
Fourth Quarter Fiscal 2023
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 28, 2023
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$60,037	$(11,261)	1	$71,298
Selling, general, and administrative expenses	70,001	5,620	2	64,381
Impairment of goodwill and intangible assets	39,918	39,918		—
Operating (loss) income	(49,775)	(56,799)		7,024
(Loss) income	(49,813)	(56,799)		6,986
Income tax (benefit) expense	(9,211)	(11,114)	3	1,903
Net (loss) income	(40,602)	(45,685)		5,083
Less: Net (loss) income attributable to redeemable noncontrolling interest	(12,441)	(12,541)		100
Net (loss) income attributable to Vera Bradley, Inc.	(28,161)	(33,144)		4,983
Diluted net (loss) income per share available to Vera Bradley, Inc. common shareholders	$(0.91)	$(1.07)		$0.16

Vera Bradley Direct segment operating income (loss)	$18,490	$(1,293)	4	$19,783
Vera Bradley Indirect segment operating income (loss)	$4,556	$(785)	5	$5,341
Pura Vida segment operating (loss) income	$(49,760)	$(50,163)	6	$403
Unallocated corporate expenses	$(23,061)	$(4,558)	7	$(18,503)

[1]Items include $10,554 for inventory adjustments related to excess inventory, the exit of certain technology products, and discounted inventory, as well as $707 for certain PO cancellation fees
[2]Items include $3,062 for severance charges, including the acceleration of certain cash retention payments; $1,036 for CEO sign-on bonus and relocation expenses; $998 for the amortization of definite-lived intangible assets; $316 for consulting fees associated with strategic initiatives, as well as certain professional fees and certain fixture obsolescence; and $208 for former CEO November and December salary retention payments and stock-based compensation associated with retirement

[3]Related to the tax impact of the charges mentioned above, as well as goodwill and intangible asset impairment charges
[4]Related to $754 for an allocation of certain inventory adjustments and $539 for certain PO cancellation fees
[5]Related to $617 for an allocation of certain inventory adjustments and $168 for certain PO cancellation fees
[6]Items include $39,918 for goodwill and intangible asset impairment charges; $9,183 for inventory adjustments related to excess and discounted inventory; $998 for the amortization of definite-lived intangible assets; and $64 related to certain professional fees

[7]Items include $3,062 for severance charges, including the acceleration of certain cash retention payments; $1,036 for CEO sign-on bonus and relocation expenses; $252 for consulting fees associated with strategic initiatives, as well as certain professional fees and certain fixture obsolescence; and $208 for former CEO November and December salary retention payments and stock-based compensation associated with retirement

Vera Bradley, Inc.
Fourth Quarter Fiscal 2022
GAAP to Non-GAAP Reconciliation Thirteen Weeks Ended January 29, 2022
(in thousands, except per share amounts)
(unaudited)

	Thirteen Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$76,140	$—		$76,140
Selling, general, and administrative expenses	67,910	853	1	67,057
Operating income (loss)	8,270	(853)		9,123
Income (loss) before income taxes	8,229	(853)		9,082
Income tax expense (benefit)	2,576	(127)	2	2,703
Net income (loss)	5,653	(726)		6,379
Less: Net income (loss) attributable to redeemable noncontrolling interest	498	(192)		690
Net income (loss) attributable to Vera Bradley, Inc.	5,155	(534)		5,689
Diluted net income (loss) per share attributable to Vera Bradley, Inc. common shareholders	$0.15	$(0.02)		$0.17

Vera Bradley Direct segment operating income (loss)	$21,653	$(85)	3	$21,738
Vera Bradley Indirect segment operating income	$2,920	$—		$2,920
Pura Vida segment operating income (loss)	$1,991	$(768)	4	$2,759
Unallocated corporate expenses	$(18,294)	$—		$(18,294)

[1]Items include $768 for the amortization of definite-lived intangible assets and $85 for store impairment charges
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to the amortization of definite-lived intangible assets

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 28, 2023
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit (loss)	$238,944	$(18,261)	1	$257,205
Selling, general, and administrative expenses	265,016	19,677	2	245,339
Impairment of goodwill and intangible assets	69,256	69,256		—
Operating (loss) income	(94,871)	(107,194)		12,323
(Loss) income before income taxes	(95,024)	(107,194)		12,170
Income tax (benefit) expense	(15,640)	(19,012)	3	3,372
Net (loss) income	(79,384)	(88,182)		8,798
Less: Net (loss) income attributable to redeemable noncontrolling interest	(19,649)	(20,826)		1,177
Net (loss) income attributable to Vera Bradley, Inc.	(59,735)	(67,356)		7,621
Diluted net (loss) income per share available to Vera Bradley, Inc. common shareholders	$(1.90)	$(2.14)		$0.24

Vera Bradley Direct segment operating income (loss)	$51,097	$(7,241)	4	$58,338
Vera Bradley Indirect segment operating income (loss)	$22,965	$(1,728)	5	$24,693
Pura Vida segment operating (loss) income	$(78,591)	$(83,306)	6	$4,715
Unallocated corporate expenses	$(90,342)	$(14,919)	7	$(75,423)

[1]Items include $16,696 for inventory adjustments associated with excess inventory, the exit of certain technology products and the goodMRKT brand, and discounted inventory; and $1,565 for PO cancellation fees

[2]Items include $9,182 for severance charges, including the acceleration of certain cash retention payments; $4,354 for consulting fees associated with cost savings and strategic initiatives, CEO search, certain professional fees and certain fixture obsolescence; $3,303 for the amortization of definite-lived intangible assets; $1,351 for store and right-of-use asset impairment charges; $1,036 for CEO sign-on bonus and relocation expenses; $371 for former CEO November and December salary retention payments and stock-based compensation associated with retirement; and $80 for goodMRKT brand exit costs

[3]Related to the tax impact of the charges mentioned above, as well as goodwill and intangible asset impairment charges
[4]Items include $6,165 for an allocation of certain inventory adjustments and PO cancellation fees; $759 for store impairment charges;$302 for goodMRKT brand exit costs; and $15 for severance charges
[5]Items include $1,728 for an allocation of certain inventory adjustments and PO cancellation fees
[6]Related to $69,256 of goodwill and intangible asset impairment charges; $10,146 for certain inventory adjustments; $3,303 for the amortization of definite-lived intangible assets; $422 for severance charges; and $179 for certain professional fees

[7]Related to $8,745 for severance charges, including the acceleration of certain cash retention payments; $4,175 for consulting fees associated with cost savings and strategic initiatives, CEO search, as well as certain professional fees and certain fixture obsolescence; $1,036 for CEO sign-on bonus and relocation expenses; $592 for a right-of-use asset impairment charge; and $371 for former CEO November and December salary retention payments and stock-based compensation associated with retirement

Vera Bradley, Inc.
GAAP to Non-GAAP Reconciliation Fifty-Two Weeks Ended January 29, 2022
(in thousands, except per share amounts)
(unaudited)

	Fifty-Two Weeks Ended
	As Reported	Other Items		Non-GAAP (Excluding Items)
Gross profit	$287,943	$—		$287,943
Selling, general, and administrative expenses	261,993	3,158	1	258,835
Operating income (loss)	26,911	(3,158)		30,069
Income (loss) before income taxes	26,648	(3,158)		29,806
Income tax expense (benefit)	6,430	(554)	2	6,984
Net income (loss)	20,218	(2,604)		22,822
Less: Net income (loss) attributable to redeemable noncontrolling interest	2,380	(768)		3,148
Net income (loss) attributable to Vera Bradley, Inc.	17,838	(1,836)		19,674
Diluted net income (loss) per share attributable to Vera Bradley, Inc. common shareholders	$0.52	$(0.05)		$0.57

Vera Bradley Direct segment operating income (loss)	$73,506	$(85)	3	$73,591
Vera Bradley Indirect segment operating income	$20,323	$—		$20,323
Pura Vida segment operating income (loss)	$9,519	$(3,073)	4	$12,592
Unallocated corporate expenses	$(76,437)	$—		$(76,437)

[1]Items include $3,073 for the amortization of definite-lived intangible assets and $85 for store impairment charges
[2]Related to the tax impact of the charges mentioned above
[3]Related to store impairment charges
[4]Related to the amortization of definite-lived intangible assets

Vera Bradley, Inc.
Free Cash Flow Reconciliation
(in thousands)
(unaudited)

	Fifty-Two Weeks Ended
	January 28, 2023	January 29, 2022
Net cash (used in) provided by operating activities	$(13,421)	$39,861
Purchases of property, plant, and equipment	(8,239)	(5,489)
(Cash usage) free cash flow	$(21,660)	$34,372